Exhibit 99

Pacific Gas and Electric Company
U.S. Trustee Balance Sheet
As of July 31, 2001
(in millions, except share amounts)

	July 2001
ASSETS
Current Assets
Cash and cash equivalents	$	  (13)
Short-term investments			3,460
Accounts receivable:
Customers (net of allowance for doubtful
 accounts of $53 million)		1,700
Related parties			   	   34
Regulatory balancing accounts		   58
Inventories:
Gas stored underground and fuel oil	  261
Materials and supplies			  128
Prepaid expenses and other		  126
					-------
Total current assets			5,754

Property, Plant, and Equipment
Electric			       16,809
Gas					7,539
Construction work in progress		  243
Total property, plant, and equipment	-------
 (at original cost)		       24,591
Accumulated depreciation and
 decommissioning		      (11,504)
					-------
Net property, plant, and equipment     13,087

Other Noncurrent Assets
Regulatory assets			1,846
Nuclear decommissioning trust funds	1,332
Other					2,091
					-------
Total noncurrent assets			5,269
					-------
TOTAL ASSETS			    $  24,110
				    -----------
				    ----------


LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors			    $	  233
Related parties			 	   25
Regulatory Balancing Accounts		  354
Other					  218
Accrued taxes				  196
Rate reduction bonds			1,830
Deferred income taxes			1,110
Deferred tax credits			  169
Pre-petition secured debt		3,391
Pre-petition liabilities		5,436
Pre-petition financing debt		5,816
Other liabilities			3,327
					-------
Total liabilities 	   	       22,105

Preferred Stock With Mandatory Redemption
 Provisions				  137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding
 5,784,825 shares			  145
Redeemable--4.36% to 7.04%, outstanding
 5,973,456 shares			  149
Common stock, $5 par value, authorized
 800,000,000 shares; issued 321,314,760
 shares					1,606
Additional paid in capital		1,964
Accumulated deficit	   	       (1,967)
Accumulated other comprehensive loss      (29)
					-------
Total stockholders' equity		1,868
					-------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY				    $  24,110
				    -----------
				    ----------

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		Pacific Gas and Electric Company
		  U.S. Trustee Balance Sheet
		     As of July 31, 2001

Notes:

1. These preliminary financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement. Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2. These unaudited statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements
(statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3. Cash and cash equivalents have been reduced for uncleared checks. On the balance sheet included with the Utility's 10-Q, uncleared checks are treated as an accounts payable liability.

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		Pacific Gas and Electric Company
		 U.S. Trustee Income Statement
		For the month ended July 31, 2001
	    and the four months ended July 31, 2001
			(in millions)

						Case to date
				Month		four months
				ended		   ended
			    July 31, 2001	July 31, 2001
OPERATING REVENUES	   $	  1,023		$	3,332

OPERATING EXPENSES:
Cost of Electric Energy		    116	 		 (246)
Cost of Gas	  		    (19)		  410
Operating and Maintenance	    235			  915
Depreciation, Decommissioning,
 and Amortization		     77			  299
				  -------		-------
Total Operating Expenses	    409			1,378
			       	  -------		-------

OPERATING INCOME (LOSS)		    614			1,954
				  -------		-------

Interest Income (Expense)	    (69)		 (277)
Professional Fees		     (2)		   (6)
Other Income and (Expense)	     (1)		   (3)
	-------	-------

PRE-TAX INCOME (LOSS)	  	     542		1,668
				  -------		-------
Income Taxes	  		     209		  633
				  -------		-------
EARNINGS (LOSS)			     333		1,035
Preferred Dividend Requirement	       2		    8

EARNINGS (LOSS) AVAILABLE FOR
 (ALLOCATED TO) COMMON STOCK	     331 	$	1,027
				  -------		-------
				  -------		-------

		Pacific Gas and Electric Company
		 U.S. Trustee Income Statement
		For the month ended July 31, 2001
	    and the four months ended July 31, 2001

Notes:

1. These preliminary financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement. Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2. These financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for the estimated amount of power purchased by the DWR on behalf of retail customers based on approximately 10 cents per kilowatt hour (kWh). The Utility acts solely as a billing agent for the DWR. While the rate freeze is in effect, to the extent revenue is allocable to the DWR, there will be a corresponding reduction in the Utility's revenues. Therefore, the amounts paid to the DWR for deliveries are not recorded as expense and the revenue billed by the Utility to its customers associated with this energy is excluded from revenues. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.

The results for the month of July 2001 are not indicative of future earnings. While the rate freeze is in effect, earnings could differ materially as a result of the implementation of the DWR's revenue requirements when and if adopted by the California Public Utilities Commission (CPUC). The DWR has provided the following revenue requirement request to the CPUC for 2001 and 2002, by quarter, based on the DWR's projected retail sales to the Utility's customers:

			    2001	    2002
			------------	------------
1st Quarter	 	$ 542,003,000	$691,501,000
2nd Quarter		1,319,835,000	 452,819,000
3rd Quarter	 	  719,188,000	 639,895,000
4th Quarter	 	  780,906,000	 781,635,000

Further, the income statement does not reflect the CPUC's proposal, announced at a press conference on August 27, 2001, to increase the amount of the allocation of the DWR revenue requirement to be collected from the Utility's customers as compared to the amount contained in its most recent request submitted to the CPUC.

3. Items impacting comparability for the month ended July 31, 2001, (net of taxes):

					(in millions of dollars)
					       After-Tax
Generation Regulatory Asset Valuation Reserve	 (267)
California Tax Adjustment			  (12)
Interest Expense				   16
Other	 					   14
---------------------------------------------	-----
     Total					$(249)


4. Case to date results reflect the entire four month period ended July 31, 2001. The bankruptcy petition date is April 6,
2001.